Exhibit 5.1

One International Place, Suite 3900, Boston, Massachusetts 02110 · (617) 406-0335

April 17, 2026

Board of Directors

Sonoma Pharmaceuticals, Inc.

5445 Conestoga Court, Suite 150

Boulder, Colorado 80301

Ladies and Gentlemen:

We are acting as special counsel to Sonoma Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the proposed public offering of up to $11,816,250 of: (i) shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of $0.0001 per share, (iii) warrants (the “Common Warrants”) to purchase an aggregate of shares of Common Stock (the “Common Warrant Shares”), (iv) to the extent they may be issued upon exercise of the Pre-Funded Warrants or the Common Warrants, the Pre-Funded Warrant Shares and the Common Warrant Shares, and (v) shares of Common Stock underlying an underwriter’s warrant (the “Underwriter’s Warrant”) to purchase Common Stock equal to an aggregate of up to 5% of the total number of securities sold pursuant to the Registration Statement (the “Underwriter Warrant Shares” and, together with the Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Common Warrants and the Common Warrant Shares, the “Offered Securities”). The Offered Securities are contemplated to be sold pursuant to the Underwriting Agreement referred to in the prospectus that constitutes a part of the Registration Statement (the “Underwriting Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (a) and (c), the Delaware General Corporation Law, as amended, and (ii) as to the opinion given in paragraph (b), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

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For purposes of this opinion letter, we have assumed that the Warrant Agent under each of the Warrant Agency Agreement for the Pre-Funded Warrants and the Warrant Agency Agreement for the Common Warrants (together, the “Warrant Agency Agreements”), is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Warrant Agent is duly qualified to engage in the activities contemplated by the Warrant Agency Agreements; that the Warrant Agency Agreements will have been duly authorized, executed and delivered by the Warrant Agent and will constitute the legal, valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with their respective terms; that the Warrant Agent will be in compliance with respect to performance of its obligations under such Warrant Agency Agreements with all applicable laws and regulations; and that the Warrant Agent has the requisite organizational and legal power and authority to perform its obligations under such Warrant Agency Agreements.

For purposes of this opinion letter, we have also assumed (1) with respect to the opinion given in paragraphs (a), (b) and (c), the appropriate and proper authorization by the Company’s Board of Directors or its duly authorized Finance Committee of the Underwriting Agreement and the terms and issuance of such securities, including the consideration to be received for such securities, and (2) with respect to the opinion given in paragraph (b), the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such securities are to be issued.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) When the Shares have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid, and nonassessable.

(b) The Pre-Funded Warrants and the Common Warrants, upon due execution and delivery on behalf of the Company against payment therefor as specified in the Underwriting Agreement, will constitute valid and binding obligations of the Company.

(c) The Pre-Funded Warrant Shares, the Common Warrant Shares and the Underwriter Warrant Shares have been reserved for issuance and, when issued upon the exercise of the Pre-Funded Warrants, the Common Warrants or the Underwriter Warrant, as applicable, by the holders thereof in accordance with their respective terms, will be validly issued, fully paid, and non-assessable.

The opinion expressed in paragraph (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Pre-Funded Warrants or Common Warrants are considered in a proceeding in equity or at law), and by the effect of any issuance or promulgation of executive or similar orders.

This opinion letter has been prepared for use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective time of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to Polsinelli PC under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/Polsinelli PC
Polsinelli PC

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